                                                                      EXHIBIT 99


WINSTON HOTELS, INC.
2626 Glenwood Avenue o Suite 200                      [WINSTON HOTELS INC. LOGO]
RALEIGH, NORTH CAROLINA 27608
www.winstonhotels.com
NYSE: WXH


FOR FURTHER INFORMATION:

AT WINSTON HOTELS:
Patti L. Bell                            Contact:  Jerry Daly or Carol McCune (Media)
Director of Investor Relations           (703) 435-6293
& Administration                         (jerry@dalygray.com,carol@dalygray.com)
(919) 510-8003
pbell@winstonhotels.com

For Immediate Release


                WINSTON HOTELS REPORTS FIRST QUARTER 2004 RESULTS


         RALEIGH, N.C., May 5, 2004--Winston Hotels, Inc. (NYSE: WXH), a real estate investment trust (REIT) and owner of premium limited-service, upscale extended-stay and full-service hotels, today announced results for the three months ended March 31, 2004.

         Net income (loss) applicable to common shareholders was $0.3 million for the first quarter of 2004, or $0.01 per share, compared to $(0.2) million, or $(0.01) per share, for the same period a year earlier. During the first quarter of 2004, the company issued 3.68 million shares of its 8.00% Series B Cumulative Preferred Stock, receiving net proceeds of approximately $88.9 million. Approximately $76.1 million of the proceeds were used to fully redeem the company's then outstanding 3.0 million shares of 9.25% Series A Cumulative Preferred Stock, plus accrued dividends. The costs capitalized as part of the original issuance of the Series A Cumulative Preferred Stock totaled approximately $1.72 million, and have been recorded as a reduction in net income applicable to common shares for the first quarter of 2004.

         Funds from operations (FFO) decreased 6.4 percent to $4.4 million, or $0.16 per common share, for the first quarter of 2004, compared to $4.7 million, or $0.22 per common share, for the first quarter of 2003. The company's reported FFO is calculated in accordance with the NAREIT definition. Accordingly, FFO for the first quarter of 2004 has been reduced by $1.72 million to reflect the original issuance costs of the Series A Preferred Stock.

         In its February 12, 2004 press release, the company provided its AFFO expectations for the first quarter of 2004 as a range of $0.14 to $0.16 per common share. This guidance was based upon an adjusted definition of FFO followed by the company. Under this reporting method previously used by the company, AFFO for the first quarter of 2004 totaled $0.19. This amount does not include the following: a reduction for the original issuance costs of the Series A Preferred Stock totaling $1.72 million, the income tax benefit for the period totaling $644,000, and the net settlement payment totaling $269,000 received by the company upon assumption of the lease for the Secaucus, NJ Holiday Inn. The company intends to solely report FFO (together with net income) in accordance with the current NAREIT definition going forward and will no longer base quarterly or annual per share estimates on an Adjusted FFO, or AFFO.

         "It appears that 2003 marked the bottom of the cycle for the hotel industry, which seems to be recovering after a protracted three-year period of declining business travel demand," said Bob Winston, chief executive officer. "We continued to execute our three-pronged growth strategy focused on selected acquisitions, subordinated debt financing and improving operating performance at our hotels. We believe this strategy will continue to serve us well in all phases of the economic cycle."


ACQUISITIONS/DEVELOPMENT/DISPOSITIONS

- In the first quarter of 2004, together with New Castle Hotels, the company's joint venture with Charlesbank Capital Partners, LLC acquired its fourth hotel, the 158-room Ramada Plaza Hotel in Shelton, CT. The property is undergoing extensive renovations and is expected to open as a Courtyard by Marriott in the first quarter of 2005. The fully renovated cost of the project is expected to be approximately $14 million. The total cost of the four hotels the company has invested in through its Charlesbank joint venture is approximately $44 million. The company owns 15 percent of the Charlesbank joint venture. "We currently are reviewing several additional opportunities for the joint venture, with our target profile being hotels with strong turn-around potential," Winston said.

- In the first quarter of 2004, the company acquired the remaining ownership interest in two Hilton Garden Inn hotels located in Evanston, IL, and Windsor, CT, from its former joint venture partner, Regent Partners. The equity buyout was based on an imputed combined value of $37.5 million for both hotels. "We continue to seek properties for our general portfolio and are pleased with our pipeline of opportunities," Winston noted.

- During the first quarter, the company continued construction of a 147-room Courtyard by Marriott in Chapel Hill, NC. The company owns a
         48.78 percent interest in the joint venture that owns the property, which is expected to open in the summer of 2004.

- The company sold the 118-room Hampton Inn in Wilmington, NC for $3.4 million, net of closing costs, in February 2004. The sale is part of the company's ongoing efforts to recycle its capital to yield higher returns on its investments.

DEBT INVESTMENT FINANCING PROGRAM

- In the first quarter of 2004, the company continued its focus on originating and acquiring subordinated hotel debt, providing a $2.4 million mezzanine loan to finance the acquisition of the 200-room Sheraton Hotel in Atlantic Beach, NC, a popular beach resort. This financing was the company's fourth hotel loan. "We are targeting subordinated hotel loans between 60 percent and 85 percent of a project's value, hotels with 100 to 425 rooms and single-asset loan amounts that range from $1 million to $15 million. We also seek to underwrite and acquire the junior mezzanine portion of loans that are originated in the marketplace under Collateralized Mortgage-Backed Securities (CMBS) programs," said Joe Green, president and CFO. "We have an active hotel debt financing pipeline; however, these loans are complex transactions that require significant due diligence, time and negotiations to complete."

INTERNAL GROWTH/FIRST QUARTER OPERATING STATISTICS

         Revenue per available room (RevPAR) improved 7.1 percent in the first quarter of 2004, with a 5.0 percent increase in occupancy and a 2.1 percent improvement in average daily room rate (ADR), compared to the same period a year earlier. "We continue to work closely with our management companies, and aggressively asset manage our hotels.

BALANCE SHEET CHANGES

         In February 2004, the company issued 3.68 million shares of 8.00% Series B Cumulative Preferred Stock at $25 per share. Concurrently, the company redeemed for cash all 3.0 million outstanding shares of its 9.25% Series A Cumulative Preferred Stock for $25 per share, or $75 million, plus accrued and unpaid dividends. The redemption price and accrued dividends of the 9.25% Series A Cumulative Preferred Stock were paid with the net proceeds of the company's offering of its 8.00% Series B Cumulative Preferred Stock. Additional remaining net proceeds of approximately $12.8 million were used to reduce borrowings under the company's line of credit and for general corporate purposes.

         The Financial Accounting Standards Board issued FASB Interpretation No. 46, ("FIN 46") "Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51 (ARB No. 51)," in January 2003 and a further interpretation of FIN 46 in December 2003 ("FIN 46-R" and FIN 46, collectively "FIN 46"). The company currently participates in four joint-venture arrangements to own and develop hotel properties: 1) the Marsh Landing joint venture that owns one hotel; 2) a recently formed joint venture, which is developing the Chapel Hill, North Carolina hotel; 3) a joint venture with Charlesbank Partners and Concord Hospitality Enterprises Company that owns 3 hotels, and 4) a joint venture with Charlesbank Partners and a partnership led by New Castle Hotels that owns one hotel. As a result of the issuance of FIN 46, the company has consolidated the operations of the Marsh Landing and Chapel Hill joint ventures for the quarter ended March 31, 2004. The provisions of FIN 46 are not expected to have any impact on the company's debt covenants.

         "We currently have approximately $87 million available under our $125 million corporate line of credit," said Green. "We believe that we have the flexibility and creativity to respond rapidly to investment opportunities as the hotel industry begins to recover." Financial Highlights for the Quarter Ended March 31, 2004

- Net income (loss) applicable to common shareholders was $0.3 million for the first quarter of 2004, versus $(0.2) million for the prior year's first quarter.

-        FFO payout ratio was 75.9 percent on a trailing 12-month basis.

- Operating margins increased to 39.2 percent in the 2004 first quarter, compared to 38.8 percent in the same quarter for 2003.

- Based on information provided by Smith Travel Research, RevPAR yield for the quarter ended March 31, 2004 for the company's portfolio was approximately 111 percent, up from 109 percent in the same period a year earlier, indicating that the company's portfolio achieved disproportionately greater RevPAR than its competition.

         During the first quarter, the company declared a regular cash dividend of $0.15 per common share. The company also declared a cash dividend of $0.20 per share of Series B Preferred Stock. The preferred cash dividend was for the period from February 24, 2004 (the issuance date of the new Series B Cumulative Preferred Stock) through March 31, 2004.

         "We continue to evaluate our dividend policy on a quarterly basis, and remain comfortable with current dividend levels," Green said. "The amount of the company's common dividend will continue to be determined each quarter, based upon the operating results of that quarter, general economic conditions and other operating trends and is determined at the sole discretion of our board of directors.

OUTLOOK AND GUIDANCE

         "The hotel industry appears to be recovering," Green said. "Because we believe that we are in the early phase of a recovery and the precise timing of potential investments in subordinate debt and hotel properties is unknown, long-term visibility regarding our earnings for 2004 remains difficult. We will continue to forecast the upcoming quarter until we believe that we have better clarity on the economy and our investment strategies materialize."

         For the second quarter of this year, the company forecasts net income available to common shareholders per share of $0.12 to 0.14, compared to $0.08 for the second quarter of 2003. For the 2004 second quarter, we expect an increase in RevPAR of 3 percent to 5 percent and a slight improvement in gross operating profit margins, compared to the second quarter of 2003. FFO per share for the second quarter of 2004 is expected to be between $0.28 and $0.30, compared to FFO per share of $0.31 for the second quarter of 2003. The expected FFO per share for the second quarter of 2004 and the FFO per share of $0.31 for the second quarter of 2003 are calculated using the NAREIT definition of FFO. This guidance assumes no additional acquisitions or placement of debt during the second quarter of 2004.

         Winston Hotels' first quarter investor conference call is scheduled for 9 a.m. EST today, May 5, 2004. The call also will be simulcast over the Internet via the company's Web site, www.winstonhotels.com. The replay will be available on the company's Web site for 30 days and via telephone for seven days by calling (800) 475-6701, access code 729676.

ABOUT THE COMPANY

         Raleigh, North Carolina-based Winston Hotels, Inc. is a real estate investment trust specializing in the development, acquisition, and repositioning of, and provision of subordinated financing to, premium limited-service, upscale extended-stay and full-service hotels, with a portfolio increasingly weighted toward the leading brands in the lodging industry's upscale segment. The company currently owns or is invested in 50 hotels with an aggregate of 7,069 rooms in 16 states, which includes: 45 wholly owned properties with an aggregate of 6,388 rooms; a 49 percent ownership interest in one joint-venture hotel with 118 rooms; and a 13.05 percent ownership interest in four joint-venture hotels with 563 rooms. The company also has issued mezzanine loans to owners of four hotels with 591 rooms. In addition, the company owns a 48.78 percent ownership interest in one joint venture that is developing a hotel with 147 rooms which we expect to open this summer. The company does not hold an ownership interest in any of the hotels for which it has provided mezzanine financing. For more information about Winston Hotels, visit the Winston Hotels Web site at www.winstonhotels.com

NOTE ABOUT FORWARD-LOOKING STATEMENTS

In addition to historical information, this press release contains forward-looking statements. The reader can identify these statements by use of words like "may," "will," "expect," "project," "anticipate," "estimate," "target," "believe," or "continue" or similar expressions, including without limitation its acquisition and disposition plans for hotel properties, its hotel lending plans, its dividend policy, and its estimated net income, Earnings per share, FFO and RevPAR for the 2004 second quarter. These statements represent the company's judgment and are subject to risks and uncertainties that could cause actual operating results to differ materially from those expressed or implied in the forward looking statements including, but not limited to, changes in general economic conditions, lower occupancy rates, lower average daily rates, acquisition risks, development risks including risk of construction delay, cost overruns, occupancy and other governmental permits, zoning, the increase of development costs in connection with projects that are not pursued to completion, the risk of non-payment of mezzanine loans, or the failure to make additional hotel debt investments and investments in hotels. Other risks are discussed in the company's filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2003.

NOTES ABOUT NON-GAAP FINANCIAL MEASURES

This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission ("SEC") rules. As required by SEC rules, the company has provided a reconciliation in this press release of each non-GAAP financial measure to its most directly comparable GAAP measure. We believe that these non-GAAP measures, when combined with the company's primary GAAP presentations required by the SEC, help improve our equity holders' ability to understand our operating performance and make it easier to compare the results of our company with other hotel REITs. A description of each is provided below. (A further description of certain of these non-GAAP measures can be found in our annual report on Form 10-K for the year ended December 31, 2003.)

FFO

Funds from operations ("FFO"), as defined by the National Association of Real Estate Investment Trusts ("NAREIT"), is net income (loss) (determined in accordance with generally accepted accounting principles, or "GAAP"), excluding gains (losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures (which are calculated to reflect FFO on the same basis). The Company has adopted this definition of FFO and will no longer report information based on adjustments to FFO, or AFFO, effective January 1, 2004. The calculation of FFO may vary from entity to entity, and as such the presentation of FFO by the company may not be comparable to other similarly titled measures of other reporting companies. FFO is not intended to represent cash flows for the period. FFO has not been presented as an alternative to operating income, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

FFO is a supplemental industry-wide measure of REIT operating performance, the definition of which was first proposed by NAREIT in 1991 (and clarified in 1995, 1999 and 2002) in response to perceived drawbacks associated with net income under GAAP as applied to REITs. Since the introduction of the definition by NAREIT, the term has come to be widely used by REITs. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors have considered presentations of operating results for real estate companies that use historical GAAP cost accounting to be insufficient by themselves. Accordingly, the company believes FFO (combined with the company's primary GAAP presentations required by the SEC) helps improve our investors' ability to understand the company's operating performance. The company only uses FFO as a supplemental measure of operating performance.

The company computes FFO Payout Ratio by dividing common dividends per share paid over the last twelve months by trailing twelve-month FFO per share for the same period.

REVPAR

RevPAR is an acronym for Revenue Per Available Room, which is determined by multiplying average daily rate by occupancy percentage for any given period. RevPAR does not include food and beverage or other ancillary revenues such as parking, telephone, or other guest services generated by the property. Similar to the reporting periods for the company's statement of operations, hotel operating statistics (i.e., RevPAR, average daily rate and average occupancy) are always reported on a quarter to date and/or year to date basis.

                              WINSTON HOTELS, INC.
                           CONSOLIDATED BALANCE SHEETS
                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     ASSETS
                                                                              MARCH 31,     DECEMBER 31,
                                                                                2004           2003
                                                                            ------------    ------------
                                                                               (unaudited)
Land                                                                        $     44,441    $     44,788
Buildings and improvements                                                       374,757         377,109
Furniture and equipment                                                           48,007          51,323
                                                                            ------------    ------------
     Operating properties                                                        467,205         473,220
Less accumulated depreciation                                                    125,742         128,540
                                                                            ------------    ------------
                                                                                 341,463         344,680
Properties under development                                                       6,080           3,521
                                                                            ------------    ------------
     Net investment in hotel properties                                          347,543         348,201

Assets held for sale                                                               2,100           2,100
Corporate FF&E, net                                                                  544             621
Cash                                                                               7,082           5,623
Accounts receivable                                                                3,660           2,505
Lease revenue receivable                                                              --             179
Notes receivable                                                                   7,416           5,016
Investment in joint ventures                                                       2,203           1,607
Deferred expenses, net                                                             2,782           2,935
Prepaid expenses and other assets                                                  7,811           8,653
Deferred tax asset                                                                10,465           9,821
                                                                            ------------    ------------

        Total assets                                                        $    391,606    $    387,261
                                                                            ============    ============

                                LIABILITIES AND SHAREHOLDERS' EQUITY

Due to banks                                                                $     37,900    $     29,200
Long-term debt                                                                    82,599          91,284
Accounts payable and accrued expenses                                             11,448          11,484
Distributions payable                                                              4,882           5,870
                                                                            ------------    ------------

        Total liabilities                                                        136,829         137,838
                                                                            ------------    ------------

Minority interest                                                                 10,681          17,489
                                                                            ------------    ------------
Commitments and contingencies
Shareholders' equity:
        Preferred stock, $.01 par value, 10,000,000 shares authorized,
          3,000,000 shares issued and outstanding                                     --              30
        Preferred stock, $.01 par value, 5,000,000 shares authorized,
          3,680,000 shares issued and outstanding (liquidation preference
          of $92,736)                                                                 37              --
        Common stock, $.01 par value, 50,000,000 shares authorized,
         26,340,292 and 26,270,805 shares issued and outstanding                     264             263
        Additional paid-in capital                                               323,387         307,089
        Accumulated other comprehensive loss                                          --             (33)
        Unearned compensation                                                     (1,005)           (527)
        Distributions in excess of earnings                                      (78,587)        (74,888)
                                                                            ------------    ------------

        Total shareholders' equity                                               244,096         231,934
                                                                            ------------    ------------

        Total liabilities and shareholders' equity                          $    391,606    $    387,261
                                                                            ============    ============

                              WINSTON HOTELS, INC.
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                               Three           Three
                                                                            Months Ended    Months Ended
                                                                              March 31,       March 31,
                                                                               2004             2003
                                                                            ------------    ------------
Revenue:
     Rooms                                                                  $     29,896    $     25,849
     Food and beverage                                                             1,960           1,686
     Other operating departments                                                   1,010           1,091
     Percentage lease revenue                                                        692             810
     Interest and other income                                                       361             366
                                                                            ------------    ------------
          Total revenue                                                           33,919          29,802
                                                                            ------------    ------------
Hotel operating expenses:
     Rooms                                                                         6,777           6,075
     Food and beverage                                                             1,469           1,305
     Other operating departments                                                     734             736
Undistributed operating expenses:
     Property operating expenses                                                   7,195           5,951
     Real estate taxes and property and casualty insurance                         1,678           1,698
     Franchise costs                                                               2,154           1,811
     Maintenance and repair                                                        1,864           1,585
     Management fees                                                                 740             548
     Percentage lease expense                                                         --             908
     General and administrative                                                    1,631           1,485
     Depreciation                                                                  4,520           4,595
     Amortization                                                                    329             221
                                                                            ------------    ------------
          Total operating expenses                                                29,091          26,918
                                                                            ------------    ------------
Operating income                                                                   4,828           2,884
     Interest expense                                                              1,731           1,962
                                                                            ------------    ------------
Income before allocation to minority interest, allocation to consolidated joint ventures, income taxes, and equity
          in income (loss) of unconsolidated joint ventures                        3,097             922
     Income (loss) allocation to minority interest                                     4             (12)
     Income allocation to consolidated joint ventures                                184              --
     Income tax benefit                                                             (718)           (488)
     Equity in income (loss) of unconsolidated joint ventures                        (21)            135
                                                                            ------------    ------------
Income from continuing operations                                                  3,606           1,557
Discontinued operations:
     Loss from discontinued operations                                              (101)            (24)
     Gain on sale of discontinued operations                                         285              --
     Loss on impairment of asset held for sale                                       (23)             --
                                                                            ------------    ------------
           Net income                                                              3,767           1,533
Preferred stock distribution                                                      (1,795)         (1,734)
Loss on redemption of Series A Preferred Stock                                    (1,720)             --
                                                                            ------------    ------------
           Net income (loss) applicable to common shareholders              $        252    $       (201)
                                                                            ============    ============
Income (loss) per common share:
Basic and diluted:
     Loss from continuing operations                                        $         --    $      (0.01)
     Income from discontinued operations                                            0.01              --
                                                                            ------------    ------------
     Net income (loss) per common share                                     $       0.01    $      (0.01)
                                                                            ============    ============

WINSTON HOTELS, INC.
RECONCILIATION AND CALCULATION OF FFO AND FFO PAYOUT RATIO
(in thousands, except per share data)

                                                                                      For the
                                                                   For the          Trailing Twelve
                                                                Quarter Ended        Months Ended,
                                                                  March 31,            March 31,
                                                              2004        2003          2004
                                                            --------    --------    ---------------
Net income                                                  $  3,767    $  1,533    $         9,939
Minority interest allocation                                       3         (12)               275
Gain on sale of discontinued operations                         (299)         --               (299)
Minority interest allocation of gain on sale of
  discontinued operations                                         14          --                 14
Minority interest allocation of losses from
  discontinued operations                                         (5)         (1)               (22)
Depreciation                                                   4,225       4,595             17,316
Depreciation from discontinued operations                         19         126                 85
Depreciation from joint ventures                                 207         194                868
Loss on redemption of Series A Preferred Stock                (1,720)         --             (1,720)
Preferred stock dividend                                      (1,795)     (1,734)            (6,999)
                                                            --------    --------    ---------------
FUNDS FROM OPERATIONS (FFO)                                 $  4,416    $  4,701    $        19,457
                                                            --------    --------    ---------------

Weighted average common
  shares outstanding assuming dilution                        27,578      21,372             24,620
                                                            --------    --------    ---------------
FFO PER SHARE                                               $   0.16    $   0.22    $          0.79
                                                            ========    ========    ===============

                                                            --------    --------    ---------------
COMMON DIVIDEND PER SHARE                                   $   0.15    $   0.15    $          0.60
                                                            ========    ========    ===============

FFO PAYOUT RATIO:
(based on a twelve-month basis)

FFO per share - 4/1/03 through 3/31/04:                                             $          0.79

Common dividends paid per share - 4/1/03
   through 3/31/04                                                                             0.60
                                                                                    ---------------
                                                                                               75.9%
                                                                                    ===============

2004 SECOND QUARTER GUIDANCE

RECONCILIATION OF NET INCOME TO FFO
(in thousands, except per share data)

                                      GUIDANCE RANGE
                                     LOW         HIGH
                                   --------    --------
Net Income                         $  5,100    $  5,600

Depreciation                          4,100       4,100

Depreciation from joint ventures        400         400

Minority interest allocation            100         100

Preferred stock dividend             (1,840)     (1,840)

                                   --------------------
FUNDS FROM OPERATIONS (FFO)        $  7,860    $  8,360
                                   ====================

Weighted average common
  shares assuming dilution           27,600      27,600


FFO PER SHARE                      $   0.28    $   0.30

WINSTON HOTELS, INC.
REPORT OF THE THREE MONTHS ENDING MARCH 31
REVPAR PERFORMANCE FOR 47 HOTELS(1)

                                                                                    THREE MONTHS ENDING MARCH 31
                                                                                2004              2003        % CH
COMBINED BRANDS
  Comfort Inn/Suites & Quality Suites                                          $39.94            $35.36       13.0%
  Courtyard, Fairfield Inn, Residence Inn, SpringHill                          $50.20            $46.71        7.5%
  Hampton Inn/Suites                                                           $48.74            $47.32        3.0%
  Hilton Garden Inn                                                            $69.71            $60.78       14.7%
  Holiday Inn Express/Select                                                   $46.19            $44.26        4.4%
  Homewood Suites                                                              $67.64            $65.83        2.7%
REGION
  South Atlantic                                                               $48.00            $45.90        4.6%
  East North Central                                                           $58.58            $49.24       19.0%
  West South Central                                                           $45.60            $41.46       10.0%
  Mountain                                                                     $67.75            $60.54       11.9%
  New England                                                                  $58.12            $50.40       15.3%
  Middle Atlantic                                                              $66.10            $63.18        4.6%
SEGMENT
  Upscale                                                                      $63.24            $58.73        7.7%
  Mid-scale w/ F&B                                                             $50.68            $46.97        7.9%
  Mid-scale w/o F&B                                                            $43.43            $40.94        6.1%
SERVICE
  Limited-service                                                              $43.43            $40.94        6.1%
  Full-service                                                                 $57.43            $51.95       10.5%
  Extended-stay                                                                $66.10            $64.11        3.1%
TOTAL FOR 47 HOTELS                                                            $51.88            $48.42        7.1%


(1) Includes the company's 45 wholly owned hotels as of March 31, 2004, as well as two joint venture hotels the company has held an ownership interest in for all periods presented. These joint venture hotels include the Ponte Vedra, FL Hampton Inn, and the West Des Moines, IA Fairfield Inn & Suites.

Excludes three joint venture hotels, in which the company owns a 13.05 percent interest through the Charlesbank joint venture. These hotels include the Beachwood, OH Courtyard by Marriott, acquired in June 2002, the Houston, TX Best Western Park Place Suites, acquired in September 2003, and the Shelton, CT Ramada Inn acquired in March 2004. The company did not hold an ownership interest in these properties, or the properties were not open for the entire periods presented, and therefore they are excluded from the table above.